                                                                EXHIBIT 2.4

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                              SUPPORT CENTRAL, L.P.

     This is a Limited Partnership Agreement dated as of October 1, 1997, among Support Central, LLC (the "GENERAL PARTNER"), GE Subsidiary, Inc. 61A ("61A") and National TechTeam, Inc. ("TechTeam") (61A and TechTeam may be referred to in this Agreement individually as Limited Partners or collectively as the "LIMITED PARTNERS").

                              ARTICLE I - FORMATION

     The Partners hereby form a limited partnership (the "PARTNERSHIP") pursuant to the Delaware Revised Uniform Limited Partnership Act, effective as of October 1, 1997, the date of the filing of the Certificate of Limited Partnership with the Delaware Secretary of State. The Partners hereby ratify and approve the filing of the Partnership's Certificate of Limited Partnership, the receipt of the form of which each Partner hereby acknowledges. The General Partner shall from time-to-time execute or cause to be executed all such certificates or other documents or cause to be done all such filing, recording, publishing or other acts as may be necessary or appropriate to comply with the requirements for the formation and operation of a limited partnership under the Act. The rights and duties of the Partners shall be as provided in the Act, except as modified by this Agreement.

                                ARTICLE 2 - NAME

     The business of the Partnership shall be conducted under the name "Support Central, L.P."

                             ARTICLE 3 - DEFINITIONS

     The following terms and phrases used in this Agreement shall have the following meanings:

     "ACT" shall mean the Delaware Revised Uniform Limited Partnership Act, Delaware Code, Title 6, Chapter 17.

     "AFFILIATE" or a Person "AFFILIATED WITH" a Partner, a partner of any Partner, or other specified Person (hereinafter collectively called the "SPECIFIED PERSON") shall mean (i) a person that directly, or indirectly through one or more intermediaries, or in combination with any other Partner, or other Specified Person, controls or is controlled by, or is under the control of the Partner or other Specified Person; (ii) a Person of which the Partner or other Specified Person is an officer or partner or is the beneficial owner of 10% or more of any class of equity security or interest; (iii) any trust or estate in which the Partner or other Specified Person has a beneficial interest or as to which the Partner or other Specified Person serves as

                                      -1-